EXHIBIT 10.16

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of the 1st day of May, 2002 (“Effective Date”), by and between Options Talent, Inc., 1701 Park Center Drive, Orlando, Florida 32835, a Delaware corporation (“Employer”), and ANTHONY RUBEN (“Employee”).

WHEREAS, Employee wishes to be employed by Employer with the duties and responsibilities as hereinafter described, and Employer desires to assure itself of the availability of Employee’s services in such capacity.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and Employee hereby agree as follows:

1.                         Employment.  Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer, upon the terms and conditions hereinafter set forth.

2.                         Term.  The employment of Employee by Employer pursuant to this Agreement shall be for a three (3) year period commencing as of May 1, 2002 (hereinafter referred to as the “Service Period”).

3.                         Duties.  Employee shall, subject to overall direction of the Board of Directors and President of Employer (the “Board”), serve as, and have all power and authority inherent in the offices of Chief Operating Officer of Employer and each of its subsidiaries and shall be responsible for those areas in the conduct of the business reasonably assigned to him by the President of the Company. It is understood by the parties that the Employer’s Chief Financial Officer (“CFO”) will report to Employee.  Employee shall devote all his business time and efforts to the business of Employer.

4.                         Compensation and Other Provisions.  Employee shall be entitled to the compensation and benefits hereinafter described in subparagraphs (a) through (f) (such compensation and benefits being hereinafter referred to as “Compensation Benefits”).

(a)                Base Salary.  Employer or any subsidiary as Employer may direct, shall pay to Employee a base salary equal to $13,333.33 a month (annualized, $160,000.00) beginning May 1, 2002 and continuing during the Service Period, and it may be increased from time to time, hereinafter referred to as “Base Salary”).  The Base Salary shall accrue monthly (prorated for periods less than a month) and shall be paid in equal bi-monthly installments, in arrears, or as the Employee and the Company otherwise agree.  The Base Salary and Employee’s other compensation will be reviewed by the Board at least annually during the Service Period and may be adjusted from time to time as the Board may determine based upon a performance evaluation.  .

(b)                Participation in Benefit Plans.  During the Service Period, Employee shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other employee benefit plans of Employer or its operating subsidiaries, any premiums for the abovementioned shall be paid by Employer.

(c)                Other Provisions.  Employee shall be entitled to such vacation benefits as is generally received by the officers of the Employer, but in no event less than four (4) weeks per year, with the option to carry over unused vacation days.  Employee shall be reimbursed for all reasonable expenses incurred by him with the advance consent of the Employer that are necessary for the performance of his duties, including, but not limited to, all reasonable entertainment and travel expenses.

(d)                Bonus Compensation.  The Employee shall be entitled to be paid such quarterly bonus (“Quarterly Bonus”) as follows for each fiscal quarter in which the Company earns operating EBITDA (defined as earnings before interest, taxes, depreciation, amortization, one-time and impairment charges and write-offs) of at least $1,250,000.  The amount of the Quarterly Bonus shall be the operating EBITDA multiplied by the appropriate Bonus Factor, as defined below:

Margin (Operating EBITDA/Net Sales)

Bonus Factor

Under 12.5%

1.00%

Between 12.5% and 14.9%

1.25%

Between 15.0% and 17.4%

1.50%

Between 17.5% and 19.9%

1.75%

20% or more

2.00%

These bonuses will apply for the duration of the Agreement and begin with the quarter ending July 31, 2002.

(e)                Qualified Stock Options.  The Company will grant to

Employee qualified stock options to acquire 6,000,000 shares of common stock of Options Talent Group.  All stock options will vest in accordance with the stock option plan that the options are granted under.

(f)                Severance Provisions.  In the event the Employee is terminated by Employer other than for Cause (as hereinafter defined) at any time following the effective date of this Agreement, but prior to the expiration of the Service Period, Employee shall receive as severance pay 1,000,000 shares of common stock from The Jefferson Trust, as referenced in the Employer’s Form 8-K dated January 31, 2002.  In the event the Employee is terminated by Employer other than for Cause after the first three month’s following the effective date of this Agreement, but prior to the expiration of the Service Period, Employee shall be entitled to receive as severance pay an amount in cash equal to: (i) $50,000 after 3 months service; or (ii) $100,000 after 6 months service; or (iii) $150,000 after 12 months service; plus all applicable bonuses earned to date; and all stock options, warrants and other stock appreciation rights shall vest in accordance with the terms and conditions of the applicable grants.  In the event the termination is for Cause, all stock options shall immediately cease to vest in accordance with the Employer’s applicable stock option plans.

5.       Termination.  Employee’s employment hereunder shall terminate as a result of any of the following events;

(a)                Employee’s death;

(b)                Employee shall be unable to perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least six months or an aggregate of nine months during any continuous twelve month period (“Disability”);

(c)                Termination by Employee other than as set forth in Section 5 (a), (b) or (d) herein; or

(d)                For Cause.  “Cause” shall be defined as (i) any defalcation or misappropriation of funds or property of the Employer or any affiliate by Employee or the commission of any dishonest or deceitful act in the course of his employment with Employer; (ii) Employee has been or is subsequently convicted of a misdemeanor other than a traffic offense, a felony offense, or of any crime involving moral turpitude; (iii) the engaging by Employee in personal illegal conduct which, in the reasonable judgment of the Employer, places Employee and the Employer or any affiliate, by association with Employee, in disrepute;  (iv) refusal of Employee to perform his duties and responsibilities, persistent neglect of duty or chronic absenteeism, which remains uncured following thirty (30) days after written notice of such alleged Cause by the Employer; (v) any material breach by Employee of the terms and conditions of this Agreement, which remains uncured following thirty (30) days after written notice of such alleged Cause by the Employer; or (vi) any attempt to obtain a material personal profit from any transaction in which employee has an interest adverse to the Employer unless such adverse interest and the potential profit is disclosed in writing to the Board of Directors in advance of such transaction and approved by the Board of Directors.

(e)  Employee’s employment under this Agreement shall be deemed to have terminated as follows:  (i) if Employee’s employment is terminated pursuant to subparagraph (a) above, on the date of his death; (ii) if Employee’s employment is terminated pursuant to subparagraph 4 (f), 5 (b) (c), or (d) above, fifteen (15) days after the date on which a Notice of Termination is given.  The date on which termination is deemed to have occurred pursuant to this paragraph is hereinafter referred to as the “Date of Termination”.

6.       Payments on Termination.  In the event that Employee’s employment is terminated pursuant to section 5 above, Employer shall pay to Employee his full Base Salary through the Date of Termination together with all benefits and other compensation, if any, due and owing as of that date.

7.       Life Insurance.  If requested by Employer, Employee shall submit to such physical  examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable Employer to obtain life insurance on the life of Employee for the benefit of Employer.

8.       Representations and Warranties.  Employee hereby represents and warrants to the Employer that (i) the execution, delivery and performance of the Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any Employment Agreement, Noncompete Agreement or Confidentiality Agreement with any other person or entity which in any way may restrict, impair or limit the performance of his duties hereunder, (iii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms, and (iv) that Employee has all of the requisite skills and knowledge to perform all of the duties normally found in a Chief Operating Officer of a publicly traded company and as otherwise imposed or contemplated by this Agreement.

9.       Disclosure and Protection of Confidential Information.

(a)

For purposes of the Agreement “Confidential Information” means knowledge, information and material which is proprietary to Employer, of which Employee may obtain knowledge or access through or as a result of his employment by Employer (including information conceived, originated, discovered or developed in whole or in part by Employee).  Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licenses or suppliers, manuals and personnel records or data.  Confidential Information also includes any information described above which Employer obtains from another party and which Employer treats as proprietary or designates as confidential, whether or not owned or developed by Employer.  Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 9 shall not constitute Confidential Information for purposes of the Agreement.

(b)

During the term of this Agreement and thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee’s own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee’s work for Employer.

(c)

Employee will abide by any and all security rules and regulations,whether formal or informal, that may from time to time be imposed by Employer for the protection of Confidential Information, and will inform Employer of any defects in, or improvements that could be made to, such rules and regulations.

(d)

Employee will notify Employer in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

(e)

Upon termination of employment, Employee will deliver to Employer any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

10.       Covenant Not To Compete: Covenant Not To Solicit.

(a)

In consideration for Employer entering into this Agreement, Employee covenants and agrees that during the Service Period and for the eighteen (18) months period thereafter, Employee will, neither individually nor on behalf of any other person or entity, without the express prior written consent of Employer, directly or indirectly, provide to any person or entity any services that are the same or similar to the services Employee provided to Employer in respect to any business activities of such other person or entity which compete with the business of Employer.  Because the Employer’s business is international in scope, Employee acknowledges and agrees that the above restrictions shall apply to prevent Employee from providing the prohibited services to any person or entity, wherever located, if the competing business is conducted in any country in which Employer conducts, or, at the time of termination, reasonably expected to conduct, business.  Upon the termination of Employee, the business of the Employer is deemed to include all business activities of the Employer (and any parent or subsidiary of Employer) that Employer (and any parent or subsidiary of Employer) engaged in during the one year period prior to the date of termination and all business activities that the Employer had made substantial plans to engage in.  Employee will undertake no activities that may lead Employee to compete with or to acquire rival, conflicting or antagonistic interests to those of Employer with respect to the business of Employer, whether alone, as a partner, or as an officer, director, employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity.

(b)

During the Service Period and for a period of eighteen (18) months after termination of employment, Employee will not, directly or indirectly, on its behalf or on behalf of any other person or entity: (i) hire any employee of Employer (or any parent or affiliate of Employer); (ii) solicit or induce, or hire, any employee of Employer (or any parent or affiliate of Employer) to leave his or her employment; (iii) or solicit or induce any consultant or independent contractor to sever their relationship with Employer.

(c)

If any court shall determine that the duration of geographical limit of  any covenant contained in this Section 10 is unenforceable, it is the intention of the parties that covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.

(d)

Employee acknowledges and agrees that the covenants contained in Sections 9 and 10 hereof are of the essence in this Agreement, that each of such covenants is reasonable and necessary to protect and preserve the interests, properties, and business of Employer, and that irreparable loss and damage will be suffered by Employer should Employee breach any of such covenants.  Employee further represents and acknowledges that he shall not be precluded from gainful engagement in a satisfactory fashion by the enforcement of these provisions.

(e)

This Section 10 shall not be effective in the event Employee is terminated by Employer without Cause.

11.       Availability of Injunctive Relief.  Employee acknowledges and agrees that anybreach by him of the provisions of Sections 9 or 10 hereof will cause Employer irreparable injury and damage for which it cannot be adequately compensated in damages.  Employee therefore expressly agrees that Employer shall be entitled to seek injunctive and/or other equitable relief, on a temporary of permanent basis to prevent any anticipatory or continuing breach of this Agreement  or any part hereof, and is secured as an enforcement.  Nothing herein shall be construed as a waiver by Employer of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

12.       Survival.  The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

13.       Modification.  This Agreement sets forth the entire understanding of the parties  with  respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject mater, and may be modified only by a written instrument duly executed by each party.

14.       Notices.  Any notice required or permitted hereunder shall  be deemed validly given  if  delivered by had, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

If to Employee:

Anthony Ruben

504 Springcreek Drive

Longwood, Florida 32779

If to Employer:

Options Talent, Inc.

1701 Park Center Drive

Orlando, FL 32835

Attn: Mark Tolner, President

15.       Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  All waivers must be in writing.

16.       Binding Effect.  Employer’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void.  The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of Employer, its successors and assigns.

17.       Headings.  The headings in this Agreement are solely for convenience of reference  and shall be given no effect in the construction or interpretation of this Agreement.

18.       Governing Law:  Venue.  This Agreement shall be governed and construed in  accordance with the laws of the State of Florida, without giving effect to rules governing conflicts of law, with proper venue with respect to all disputes related to this Agreement being Orange County, Florida.

19.       Invalidity.  The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

20.       Attorneys’ Fees.  In the event any dispute or litigation arises hereunder between any of the parties hereto, each party shall be responsible for its own attorney’s fees and costs incurred before and at any trial or other proceeding and at all tribunal levels.

21.       Arbitration.  Except of any equitable relief sought by the Employer, any  controversy or claim arising out of or relating to this Agreement, or the breach thereof, or otherwise related in any manner to the employment of Employee by Employer, including any dispute or claim that arises under or by virtue of any state or federal law, will be settled by binding arbitration conducted before a single arbitrator selected by the Employer.   The site of any such arbitration will be Orlando, Florida, or as otherwise mutually agreed upon by the parties.  The arbitration will be conducted in accordance with the rules established by the American Arbitration Association then in force, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party will bear its own costs and expenses, including fees and expenses of counsel, associated with the arbitration. The arbitrator shall not be entitled to award punitive damages to any party.

22.

This Agreement is subject to the approval of the Board of Directors of Employer.  It is understood that a majority of the members of the Board of Directors have been briefed on this Agreement and that a majority of the members of the Board of Directors has indicated that they would approve the Agreement upon formal review.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date

First hereinabove written:

EMPLOYER:

Options Talent, Inc., a Delaware corporation

By   /s/ C. W. Randell

Name:  C. W. Randell

Title:    Principal

Date:  5/19/02

EMPLOYEE:

/s/ Anthony Ruben

_________________________________________________

Anthony Ruben